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                             [LETTERHEAD OF NELLCOR]



July   , 1995




Dear:

Since [insert name of institution] is a substantial investor in the common stock of Nellcor Incorporated and very important to us as a shareholder, I am enclosing with this letter an advanced copy of the Proxy Statement in connection with our forthcoming Special Meeting of Stockholders scheduled for Thursday, August 24, 1995 at Nellcor headquarters. At that meeting, Nellcor stockholders will be asked to approve a merger between Nellcor and Puritan-Bennett Corporation, as well as three other proposals that are vital for our new company to remain competitive.

I wanted to offer our perspective on these four Proposals as you prepare to review the Proxy Statement, so that you are fully informed as to the reasons why we are seeking your support.

PROPOSALS 1 AND 2: APPROVAL OF NELLCOR/PURITAN BENNETT MERGER:

We encourage you to vote in favor of proposals 1 and 2 and approve the merger, because we believe that the merger with Puritan-Bennett offers a unique strategic advantage that will enable the new company to capitalize on opportunities created by the changing health care industry and will allow us to better meet the needs of our customers through:

       -  Broader product offering
       -  Expanded presence in target markets
       -  Substantial cost efficiencies
       -  Increased product innovation
       -  Substantially larger size

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July   , 1995
Page Two



PROPOSAL 3:  APPROVAL OF NELLCOR'S 1995 MERGER STOCK INCENTIVE PLAN

We encourage you to approve Proposal 3. Approval of this proposal will allow us to comply with the terms of the merger agreement to replace existing Puritan-Bennett options with Nellcor options. This is a one time occurrence, and the 1995 Merger Incentive Plan will be implemented only if the merger is approved. In addition, we believe this provides a necessary incentive for retention of current Puritan-Bennett employees.

PROPOSAL 4: APPROVAL OF AN INCREASE IN SHARES AUTHORIZED UNDER NELLCOR'S 1994 EQUITY INCENTIVE PLAN FROM 1.5 MILLION TO 2.5 MILLION SHARES

We encourage you to approve Proposal 4. In evaluating this proposal, please note that:

       - We will commit not to reprice or replace options, not to issue options below the fair market value of Nellcor stock on the date of grant and to limit the shares available for issuance as restricted stock to less than 10% of the approved shares.

       - The number of employees in the new company will more than double upon completion of the merger.

       -  This proposal will become effective ONLY if the merger is approved.

In addition:

       - Nellcor adopted and has in place a limited stock repurchase program in order to mitigate dilution caused by the exercise of options under the company's equity incentive plans.

       - Nellcor Puritan-Bennett's shareholders will continue to have cumulative voting with regard to election of board members.

       - The Nellcor Puritan-Bennett Board of Directors will not be a classified board.

       - The Nellcor Puritan-Bennett Board will have seven outside members and two inside members.

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July   , 1995
Page Three



I appreciate the opportunity to present our perspective on these issues. Your comments or questions are welcome. Please feel free to call me at
(510) 463-4120.

On behalf of the Board of Directors and management of Nellcor, we thank you for your continued interest and support.

Sincerely,




Michael P. Downey
Executive Vice President and
Chief Financial Officer

Enclosure